Exhibit 99.1

TAO Synergies Accelerates Decentralized AI Treasury Strategy with 42,111 Bittensor (TAO) Tokens Acquired and Earned Through Staking to Date

Largest publicly traded TAO pure-play treasury company

TAO treasury strategy anchored at intersection of decentralized AI and cryptocurrencies

NEW YORK, August 6, 2025 – TAO Synergies Inc. (Nasdaq: TAOX) (the “Company”), a digital asset treasury company focused on Bittensor (TAO), the premier crypto token for decentralized artificial intelligence (DeAI), today announced that, as of August 5th, 2025, it has accumulated 42,111 Bittensor (TAO) tokens to date as part of its differentiated digital asset treasury strategy.

“Our TAO-focused crypto strategy is anchored at the intersection of decentralized AI and blockchain,” stated TAO Synergies’ Executive Chairman Joshua Silverman. “In only two months, TAO Synergies has secured its position as the world’s largest publicly traded digital asset treasury company with a pure-play focus on the Bittensor network and its DeAI protocol. While we continue to accumulate TAO regularly, we are also actively staking on the Bittensor (TAO) network.”

“Think of the Internet before 1993. Every corporation bought their own networking software. ‘IP’—as in Internet Protocol—was decentralized networking. And it took over the world,” said James Altucher, digital asset treasury strategist for TAO Synergies. “We are confident that decentralized AI/Bittensor will do the same, not only for AI but for many industries.”

About TAO Synergies

TAO Synergies Inc. is the first pure-play public company focused on the convergence between cryptocurrency and artificial intelligence. The Company’s differentiated cryptocurrency treasury strategy is centered exclusively on the acquisition of TAO, the native cryptocurrency of Bittensor, a decentralized blockchain network for machine learning and AI. TAO Synergies Inc. seeks to stake TAO for revenue generation and capital appreciation, a strategy that underscores its mission to create significant value for shareholders.

Further information is available at taosynergies.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Such forward-looking statements are subject to risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. These and other factors are identified and described in more detail in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to update these forward-looking statements.

Contact
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ir@taosynergies.com